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                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP


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                              [KPMG LLP LETTERHEAD]












            Consent of Independent Registered Public Accounting Firm




The Board of Directors
Northwest Bancorp, Inc.

We consent to the use of our reports dated September 13, 2005, with respect to the consolidated statements of financial condition of Northwest Bancorp, Inc. as of June 30, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated herein by reference.


/s/ KPMG LLP


Pittsburgh, Pennsylvania
December 5, 2005